Exhibit 10.22

TIME INC.

INCENTIVE PLAN

FOR EXECUTIVE OFFICERS

1. Purpose.

The purpose of the Time Inc. Incentive Plan for Executive Officers (hereinafter the “Plan”) is to provide for the payment of annual cash bonuses to certain executive officers and other employees of the Company that qualify as performance-based compensation under Section 162(m) of the Code and would be deductible by the Company.

2. Definitions.

The following terms (whether used in the singular or plural) have the meanings indicated when used in the Plan:

2.1 “Adjusted Pre Tax Operating Income” shall mean income (loss) from continuing operations as defined by U.S. GAAP, excluding the following: (a) noncash impairments of goodwill, intangible and fixed assets and investments, (b) gains and losses on operating assets, liabilities, and investments, (c) external costs related to mergers, acquisitions, investments or dispositions, to the extent expensed, as well as contingent consideration related to such transactions, (d) restructuring charges or reductions in restructuring charges greater than $3 million; for the avoidance of doubt, including costs associated with real estate consolidation, (e) reserves larger than $3 million established in connection with litigation, tax audits and similar governmental proceedings and payments associated with judgments and settlements, including litigation costs, (f) recoveries and reductions in reserves greater than $3 million in litigation and similar proceedings, (g) gains or losses recognized from the forgiveness or extinguishment of debt, (h) gains and losses recognized in connection with pension and other post-retirement plan curtailments or settlements, (i) the impact of natural disasters or other catastrophic events, net of insurance, greater than $3 million, (j) expenses related to real estate consolidation including duplicative rent expense and expenses incurred to move to a new facility and expenses for any rent for temporary office or staging space pending a move to a new facility, (k) federal, state and foreign taxes on income (loss) from continuing operations as defined by U.S. GAAP and the impact of federal, state and foreign taxes on the items described in (a) through (j).

2.2 “Annual Bonus” shall mean a cash bonus payable to a Participant pursuant to the Plan with respect to any calendar year.

2.3 “Board” means the Board of Directors of Time Inc.

2.4 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Code section shall include any successor section.

2.5 “Committee” shall mean, prior to the Spinoff, the Compensation and Human Development Committee of the Board of Directors of Time Warner Inc, and on and after the Spinoff, the compensation committee of the Board, and any successor thereto.

2.6 “Company” means Time Inc., a Delaware corporation, and any successor thereto.

2.7 “GAAP” shall mean generally accepted accounting principles applicable to the Company as in effect from time to time.

2.8 “Participant” shall means those executive officers of the Company and any other employees of the Company or any of its subsidiaries as the Committee shall designate to participate in the Plan for any calendar year prior to the beginning of each such calendar year, or at such later time as may be permitted by the Code and the Regulations.

2.9 “Performance Threshold” shall mean, for any calendar year, the Company’s achievement of positive Adjusted Pre-Tax Operating Income for such calendar year.

2.10 “Plan” has the meaning ascribed thereto in Section 1.

2.11 “Regulations” shall mean the rules and regulations under Section 162(m) of the Code.

2.12 “Spinoff” shall mean the distribution by Time Warner Inc of all of the outstanding shares of the Company.

3. Amounts Available for Awards.

3.1 The Company may pay each Participant in the Plan an Annual Bonus in respect of a calendar year, not to exceed $6 million per year, subject to the Company’s achievement of the Performance Threshold for such calendar year and the further satisfaction of the requirements of this Article 3.

3.2 The Committee shall have full authority to exercise its discretion to pay less than the maximum Annual Bonus set forth in Section 3.1 for any calendar year. When exercising its discretion, the Committee may give consideration to the contribution made by a Participant to achievement of the Company’s established objectives and such other matters as it shall deem relevant.

3.3 No Annual Bonuses shall be payable under the Plan, unless and until the Committee certifies, in writing, that the Performance Threshold has been met, within the meaning of the Section 162(m) of the Code and Regulations.

3.4 Annual Bonuses earned under this Plan shall be paid no later than two and one-half months following the end of the calendar year (i.e., by March 15), and as soon as practicable after the Committee certifies, in accordance with Section 3.3, that the Performance Threshold was met. Nothing herein shall be interpreted as requiring the payment of any Annual Bonus to a Participant if the Participant’s employment with the Company or an affiliate terminates for any reason prior to the payment date.

4. Administration.

The Plan shall be administered by the Committee or a subcommittee thereof. Subject to the express provisions of the Plan and the requirements of Section 162(m) of the Code, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to it and to make, in its discretion, all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Committee on the matters referred to in this Section 4 shall be conclusive.

Each member of the Committee (or a subcommittee thereof, consisting of at least two individuals, established to administer the Plan) shall be an “outside director” within the meaning of Section 162(m) of the Code and the Regulations.

5. Eligibility.

Payments of Annual Bonuses with respect to any calendar year may be made under the Plan only to a person who was a Participant during all or part of such year.

6. Effectiveness of the Plan.

The Plan shall become effective upon the approval of the Board and shall further be subject to approval by the Compensation and Human Development Committee of the Board of Directors of Time Warner Inc. The Plan shall apply to the Annual Bonuses payable to each Participant in respect of 2014 and thereafter.

7. Termination and Amendment.

The Plan shall continue in effect until terminated by the Committee. The Committee may at any time amend, modify or terminate the Plan in such respects as it shall deem advisable; provided, however, that any such modification or amendment shall comply with all applicable laws and applicable requirements for exemption (to the extent necessary) under Section 162(m) of the Code and the Regulations.

8. Withholding.

The obligations of the Company (or any affiliate employing a Participant) to make payments under the Plan shall be subject to applicable federal, state and local tax withholding requirements.

9. Separability.

If any of the terms or provisions of this Plan conflict with the requirements of Section 162(m) of the Code, the Regulations or applicable law, then such terms or provisions shall be deemed inoperative to the extent necessary to avoid the conflict with the requirements of Section 162(m) of the Code, the Regulations or applicable law without invalidating the remaining provisions hereof. With respect to Section 162(m), if this Plan does not contain any provision required to be included herein under Section 162(m) of the Code or the Regulations, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.

10. Non-Exclusivity of the Plan.

Nothing in this Plan shall be construed as creating any limitations on the power of the Committee or the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the payment of cash under an annual or long-term incentive arrangement or otherwise, or the payment or providing of other benefits outside of the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. The payment or provision of certain of such incentive arrangements and benefits may or may not be deductible by the Company. None of the provisions of this Plan shall be deemed to be an amendment to or incorporated in any employment agreement between the Company and any Participant.

11. Beneficiaries.

Each Participant may designate a beneficiary or beneficiaries to receive, in the event of such Participant’s death, any Annual Bonus otherwise due under the Plan. Each Participant shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company to such effect. If any Participant dies without naming a beneficiary or if all of the beneficiaries named by a Participant predecease the Participant, then any unpaid Annual Bonus shall be paid to the Participant’s estate.

12. Governing Law.

The Plan shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

13. Compliance with IRC Section 409A.

The Plan is intended to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to avoid the application of, or comply with, Section 409A of the Code. In furtherance thereof, no payments may be accelerated under the Plan other than to the extent permitted under Section 409A of the Code. To the extent that any provision of the Plan violates Section 409A of the Code such that amounts would be taxable to a Participant prior to payment or would otherwise subject a Participant to a penalty tax under Section 409A, such provision shall be automatically reformed or stricken to preserve the intent hereof. Notwithstanding anything herein to the contrary, (i) if at the time of a Participant’s “separation from service” the Participant is a “specified employee”, each as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of an Annual Bonus otherwise payable hereunder as a result of such separation from service is necessary to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the payment of the Annual Bonus hereunder (without any reduction in such Annual Bonus ultimately paid or provided to the Participant) until the date that is six months following the Participant’s separation from service (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments due to a Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. The Committee shall implement the provisions of this section in good faith; provided that neither the Company, nor the Committee, nor any of Company’s or its subsidiaries’ employees or representatives, shall have any liability to Participants with respect to this section.